CERTIFICATE OF DESIGNATIONS

of

SERIES 2 PARTICIPATING CLASS C PREFERRED STOCK

of

LSB INDUSTRIES, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

___________________________________________________

LSB INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on February 16 and 17, 1989:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (herein- after called the “Board of Directors” or the “Board”) in accor-dance with the provisions of the Corporation’s Certificate of Incorporation, the Board of Directors hereby creates a series of Class C Preferred Stock, no par value (the “Class C Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and does hereby establish and fix the relative rights, preferences, designations and relative participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

Series 2 Participating Class C Preferred Stock:

Section 1.  Designation and Amount. The shares of such series shall be designated as “Series 2 Participating Class C Preferred Stock” (the “Series 2 Class C Preferred Stock”) and the number of shares constituting the Series 2 Class C Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series 2 Class C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corpo-ration convertible into Series 2 Class C Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Class C Preferred Stock (or any other series of Preferred Stock or any similar stock) ranking prior and superior to the Series 2 Class C Preferred Stock with respect to dividends, if any, the holders of shares of Series 2 Class C Preferred Stock, in preference to the holders of Common Stock, par value $.10 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series 2 Class C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1, or (b) subject to the provision for adjustment hereafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount of all cash dividends, and 100 times the ag-gregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immedi-ately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series 2 Class C Preferred Stock. In the event the Corpora-tion shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the out-standing shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series 2 Class C Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Corporation shall declare a dividend or distribution on the Series 2 Class C Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date a dividend of $1 per share on the Series 2 Class C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumula- tive on outstanding shares of Series 2 Class C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quar-terly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series 2 Class C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series 2 Class C Preferred Stock in an amount less than the total amount of such divi-dends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the termination of holders of shares of Series 2 Class C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series 2 Class C Preferred Stock shall have the following voting rights:

(A) Each share of Series 2 Class C Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote to the stockholders of the Corporation.

(B) Except as otherwise provided herein, in the Certificate of Incorporation of the Corporation, in any other Certificate of Designation of the Corporation creating a series of Class C Preferred Stock or other preferred stock or any similar stock, or by law, the holders of shares of Series 2 Class C Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein or in the Certifi-cate of Incorporation of the Corporation as in effect on the date hereof, or as otherwise provided by law, holders of Series 2 Class C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other divi-dends or distributions payable on the Series 2 Class C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series 2 Class C Preferred Stock outstanding shall have been paid in full, or declared and a sum sufficient for the payment therefor be set apart for payment and be in the process of payment, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolu-tion or winding up) to the Series 2 Class C Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 2 Class C Preferred Stock, except dividends paid ratably on the Series 2 Class C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolu-tion or winding up) to the Series 2 Class C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series 2 Class C Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series 2 Class C Preferred Stock, or any shares of stock ranking on a parity with the Series 2 Class C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respect-tive annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time in such manner.

Section 5. Reacquired Shares. Any shares of Series 2 Class C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and can-celled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Class C Preferred Stock and may be reissued as part of a new series of Class C Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation of the Corporation, or in any other Certificate of Designations creating a series of Class C Preferred Stock or any other preferred stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corpora-tion, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 2 Class C Preferred Stock unless, prior thereto, the holders of shares of Series 2 Class C Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series 2 Class C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 2 Class C Preferred Stock, except distributions made ratably on the Series 2 Class C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series 2 Class C Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a frac-tion the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denomina-tor of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combina-tion or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series 2 Class C Preferred Stock shall at the same time be simi-larly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or other-wise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series 2 Class C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were out-standing immediately prior to such event.

Section 8. No Redemption. The shares of Series 2 Class C Preferred Stock shall not be redeemable.

Section 9. Amendment. So long as any shares of the Series 2 Class C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of at least a majority in number of shares of the Series 2 Class C Preferred Stock then outstanding, amend, alter, or repeal any of the provisions of this Certificate of Designation or the Corporation’s Certificate of Incorporation so as to affect adversely the preferences, special rights or powers of the shares of Series 2 Class C Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President and at-tested by its Secretary this 17th day of February, 1989.

LSB INDUSTRIES, INC.
ATTEST:

/s/Larry McLaine                /s/Jack E. Golsen
(SEAL)Secretary                            President